Exhibit 99.1

Central Garden & Pet Company Names New Independent Director

WALNUT CREEK, Calif.--(BUSINESS WIRE)--June 17, 2019--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, today announced that it has elected a new independent director, Michael Griffith, to the Company’s Board of Directors, effective June 15, 2019. The election of Mr. Griffith increases Central’s Board to eleven directors.

Mr. Griffith has more than 35 years of experience in the consumer products industry. For the first 24 years of his career, Mr. Griffith worked for Procter & Gamble in several different capacities across multiple business units, both domestically and internationally, culminating with his last five years with the company as President, Global Beverages. During his tenure at Procter & Gamble, Mr. Griffith was successful in growing revenues organically and through acquisition, as well as market share and profitability, by developing industry-leading innovation and establishing best-in-class cost structures. He also was instrumental in launching exclusive partnerships that established joint standards and innovation platforms. Subsequent to his Procter & Gamble experience, Mr. Griffith led Activision Publishing as its President & CEO, driving higher organic growth and margin expansion while guiding the company to a market-leading position in its industry, and ultimately resulting in a strategic merger with Blizzard Entertainment. Mr. Griffith is currently the lead independent director for Dave & Buster’s Entertainment, Inc.

“The Board is very pleased to have Mike join us,” said Sonny Pennington, Chairman of the Board of Central Garden & Pet. “His broad experience in consumer products, his demonstrated success in bringing new products to market, and his strong focus on driving synergies and bringing down costs is a great fit with Central’s current priorities and goals.” Pennington continued, “Mike is also well-versed in licensing activities and in partnering with other organizations both domestically and internationally. This experience, as well his expertise in guiding an organization’s M&A efforts, will be very helpful to Central, which continues to explore additional ways to grow organically and through acquisition.”

Mr. Griffith earned a bachelor’s degree in mathematics from Albion College and an MBA from the University of Michigan. He resides in Menlo Park, California.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; live plants from BELL NURSERY; outdoor cushions and pillows from ARDEN COMPANIES; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS®, CADET®, DMC™, K&H Pet Products™, PINNACLE® and AVODERM®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,400 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

CONTACT:
Steve Zenker
VP Finance - Investor Relations, FP&A & Corporate Communications
Central Garden & Pet Company
925-948-3657